Execution Version

To:	GoDaddy Inc. 2155 E. GoDaddy Way Tempe, Arizona 85284
From:	Morgan Stanley & Co. LLC 1585 Broadway, 4th Floor New York, NY 10036
Re:	Accelerated Stock Buyback
Date:	February 14, 2022

This master confirmation (this “Master Confirmation”), dated as of February 14, 2022 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Morgan Stanley & Co. LLC (“Dealer”) and GoDaddy Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of shareholders’ equity for Dealer (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (c) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to Dealer to enable it to make the relevant payment when due, and (c) such payment is made within three Local Business Days after notice of such failure is given by Counterparty.”)).
The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms:
Trade Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:    Counterparty
Seller:    Dealer
Shares:    Class A Common stock, par value of $0.001 per share, of Counterparty (Ticker: GDDY)
Exchange:    New York Stock Exchange
Related Exchange(s):    All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.
Prepayment\Variable
Obligation:    Applicable
Prepayment Amount:    For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation:
VWAP Price:    For any Exchange Business Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “GDDY <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s good faith and commercially reasonable determination, erroneous, such VWAP Price shall be as determined by the Calculation Agent in good faith and in a commercially reasonable manner. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).
Forward Price:    The average of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.
Forward Price
Adjustment Amount:    For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:    The period from and including the Calculation Period Start Date to and including the Termination Date.
Calculation Period
Start Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Termination Date:    The Scheduled Termination Date; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for the entire Transaction (such designation, an “Acceleration”, and such designated Calculation Date, the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 7:00 p.m. New York City time on the Calculation Date immediately following the designated Accelerated Termination Date; provided further that if Dealer expects that the Number of Shares to be Delivered will be a negative number as a result of any Acceleration prior to the Scheduled Termination Date, then Dealer shall use its reasonable efforts to provide, to the extent feasible, the Counterparty notice of any such Acceleration prior to any such proposed Acceleration.
Calculation Dates:    For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation and every other Scheduled Trading Day following the last Calculation Date set forth in such Supplemental Confirmation, subject to “Valuation Disruption” below. “Other ASR Transaction” means any similar and substantially contemporaneous transaction entered into between Counterparty and another dealer, which other transaction shall have terms substantially identical to the terms of such Transaction, except for calculation dates that do not coincide with any Calculation Dates hereunder.
Scheduled
Termination Date:    For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:    For each Transaction, as set forth in the related Supplemental Confirmation
Valuation Disruption:    The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Calculation Date during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on a Scheduled Trading Day that is a Calculation Date in the Calculation Period for such Transaction, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date by one Calculation Date for each Disrupted Day, or (ii) on a Scheduled Trading Day that is a Calculation Date in the Settlement Valuation Period for such Transaction, the Calculation Agent may extend the Settlement Valuation Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Calculation Date on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Calculation Date; if a closure of the Exchange prior to its normal close of trading on any Calculation Date is scheduled following the date hereof, then such Calculation Date shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Calculation Date during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following scheduled Calculation Dates is a Disrupted Day (collectively, a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may either (i) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event or (ii) deem such ninth Calculation Date to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Calculation Date using its good faith estimate of the value of the Shares on such Calculation Date based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.
Settlement Terms:
Settlement Procedures:    If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares with respect to any Shares delivered by Dealer to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.
Number of Shares
to be Delivered:    A number of Shares equal to (i)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (ii) the number of Initial Shares.
Divisor Amount:    The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.49.
Excess Dividend Amount:    For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date:    If the Number of Shares to be Delivered is positive, the earlier of (i) the date that is one Settlement Cycle immediately following the Scheduled Termination Date and (ii) the date that is one Settlement Cycle immediately following the date on which Dealer provides notice of an Accelerated Termination Date.
Settlement Currency:    USD
Initial Share Delivery:    Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.
Initial Share Delivery Date:    For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:    For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:
Potential Adjustment Event:    Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above; provided that the parties agree that (i) Permitted Purchases shall not be considered a Potential Adjustment Event and (ii) any repurchase of Shares pursuant to this Transaction shall not be considered a Potential Adjustment Event. In the event of a “Valuation Disruption”, the Calculation Agent shall, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement; provided, further that the Calculation Agent shall not adjust any of the dates identified as Calculation Dates in the Supplemental Confirmation.
Extraordinary Dividend:    For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions).
Method of Adjustment:    Calculation Agent Adjustment
Extraordinary Events:
Consequences of
Merger Events:
(a) Share-for-Share:        Modified Calculation Agent Adjustment
(b) Share-for-Other:        Cancellation and Payment
(c) Share-for-Combined:        Component Adjustment
Tender Offer:    Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%,” (ii) Section 12.1(l) of the Equity Definitions shall be amended (a) by deleting the parenthetical in the fifth line thereof, (b) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (c) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of
Tender Offers:
(a) Share-for-Share:        Modified Calculation Agent Adjustment.
(b) Share-for-Other:        Modified Calculation Agent Adjustment.
(c) Share-for-Combined:        Modified Calculation Agent Adjustment.

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Sections 8 and 9 below).
Nationalization,
Insolvency or Delisting:    Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:
(a) Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (a) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (b) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.
(b) Failure to Deliver:        Applicable
(c) Insolvency Filing:        Applicable
(d) Hedging Disruption:        Applicable
Hedging Party:    Dealer
(e) Increased Cost of Hedging:    Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.
Hedging Party:    Dealer
(f) Loss of Stock Borrow:    Applicable

Maximum Stock Loan Rate:    200 basis points per annum
Hedging Party:    Dealer
(g)    Increased Cost of Stock
Borrow:    Applicable
Initial Stock Loan Rate:    25 basis points per annum
Hedging Party:    Dealer
Determining Party:    Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if Determining Party were the Calculation Agent. Following any determination hereunder and upon written request by Counterparty, the Determining Party shall provide Counterparty with a reasonably detailed explanation in writing of its determination calculation including, where applicable, a description of the methodology and the basis for such determination calculation; provided that in no event will the Determining Party be obligated to share with Issuer any proprietary or confidential data or information or any proprietary or confidential models used by it.
Hedging Adjustments:    For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.
Additional Termination Event(s):    Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).
The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is reasonably expected to occur, as determined by the Calculation Agent, during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions. For the avoidance of doubt, the amount payable pursuant to an Early Termination as a result of an Extraordinary Dividend shall be determined without regard to the difference between actual dividends and expected dividends as of the Trade Date.
Relevant Dividend Period:    The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.
Relevant Dividend Period
End Date:    If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Non-Reliance/Agreements
and Acknowledgements
Regarding Hedging
Activities/Additional
Acknowledgements:    Applicable

Transfer:    Notwithstanding anything to the contrary in the Agreement, Dealer may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of Counterparty; provided that such affiliate of Dealer (i) has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (ii) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent; provided further that such transfer and/or assignment shall be permitted only so long as (a) an Event of Default or Termination Event will not occur as a result of such transfer and assignment and (b) as a result of such transfer and assignment, Counterparty will not (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount or a number of Shares or Alternative Delivery Units, as applicable, that would, after taking into account amounts paid by the transferee under Section 2(d)(i)(4) of the Agreement, be greater than the amount or the number of Shares or Alternative Delivery Units, respectively, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) be entitled to receive from the transferee on any payment date or delivery date an amount or a number of Shares or Alternative Delivery Units, as applicable, that would, after taking into account amounts paid by the transferee under Section 2(d)(i)(4) of the Agreement, be less than the amount or the number of Shares or Alternative Delivery Units, respectively, that Counterparty would have received from Dealer in the absence of such transfer and assignment.

Dealer Payment Instructions:    To be separately provided.

Counterparty’s Contact Details for
Purpose of Giving Notice:    GoDaddy Inc.
2155 E. GoDaddy Way
Tempe, Arizona 85284
Attention: Treasury Department
E-mail: treasury@godaddy.com
with a mandatory copy to:
GoDaddy Inc.
2155 E. GoDaddy Way
Tempe, Arizona 85284
Attention: VP, Legal – Corporate, Governance, M&A & Legal Operations
E-mail: emccusker@godaddy.com
Dealer’s Contact Details for
Purpose of Giving Notice:    Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Joel Carter
Email: Joel.Carter@morganstanley.com

With a copy to:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Steven Seltzer
Email: Steven.Seltzer1@morganstanley.com

2.Calculation Agent. Dealer; provided that, following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent with respect to the Transactions under this Master Confirmation. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by Dealer) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination or calculation. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.
3.Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
(a)    Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)    Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
4.Additional Representations, Warranties and Covenants. (A) In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:
(a)The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(b)It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(c)Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.
(d)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity.
(e)As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.

(g)The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) (excluding for the purposes of this provision any issuances by the Counterparty of securities or undertaking of activities exempted from Regulation M by means of Rule 102(b), (c) or (d) of Regulation M (as defined below)) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day.
(h)As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(i)Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(j)Counterparty has not entered into and will not enter into agreements (other than the Other ASR Transaction) similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall use its commercially reasonable efforts to promptly amend such transaction to avoid any such overlap.
(k)Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (i) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (ii) (x) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (y) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (i) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (ii) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).
(B)    In addition to the representations, warranties and covenants in this Agreement, Dealer represents, warrants and covenants to Counterparty that:

(a)In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 4(B)(a), Dealer shall not be responsible for any failure to comply with (i) Rule 10b-18(b)(1) to the extent that Counterparty has failed to comply with Section 7 hereof or (ii) Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
(b)Dealer represents and warrants to Counterparty that it has not discussed any offsetting transaction(s) in respect of such Transaction with any third party.
(c)Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to any Transaction do not have access to material nonpublic information regarding Issuer or the Shares.
(d)Within one Exchange Business Day of purchasing any Shares on behalf of Counterparty pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Counterparty of the total number of Shares so purchased.
(e)On the first Exchange Business Day of each week, Dealer shall provide weekly reports (the “Weekly Reports”) in connection with such Transaction to the Counterparty and to such other persons or agents of the Counterparty as the Counterparty shall reasonably designate in writing, by electronic mail to the Counterparty or its designee; provided, that Dealer will endeavor to provide, but shall be under no obligation to provide, the information contained in a Weekly Report for each Scheduled Trading Day on a daily basis. Each Weekly Report shall include the ADTV in the Shares for each Scheduled Trading Day during the immediately preceding week (as defined and determined in accordance with Rule 10b-18, as defined herein), the VWAP Price for each such Scheduled Trading Day and the high and low price on each such Scheduled Trading Day. For the avoidance of doubt and notwithstanding anything to the contrary in the two immediately preceding sentences, the VWAP Price for purposes of this Master Confirmation shall be determined pursuant the language opposite the caption “VWAP Price” in Section 1 of this Master Confirmation under the heading “Valuation” and not on the basis of, or by reference to, the VWAP Price set forth in any Weekly Report.
5.Regulatory Disruption. In the event that Dealer concludes, in its good faith, reasonable judgment, based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner in similar transactions), for it to refrain from or decrease any market activity on any Calculation Date(s) during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may, in its commercially reasonable discretion, by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Calculation Date or Dates. Dealer shall notify Counterparty promptly that a Regulatory Disruption has occurred and the reasons for such Regulatory Disruption and the Calculation Date(s) affected by it, provided that Dealer shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination. If a Regulatory Disruption is deemed to have occurred such Calculation Date(s) will each be a Disrupted Day in full.
6. 10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:
(a)Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other ASR Transaction or any Permitted OMR Transaction shall not fall within the ambit of the previous sentence.

Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(b)Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(c)Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
7.Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except pursuant to the Other ASR Transaction.
Notwithstanding the immediately preceding paragraph or anything herein to the contrary (a) Counterparty may purchase Shares on any Calculation Date pursuant to a Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an affiliate of Dealer, so long as, on any Calculation Date, purchases under all such repurchase plans do not in the aggregate exceed 2.5% of the ADTV (as defined in Rule 10b-18(a)(1)), (b) Counterparty may purchase Shares on any Scheduled Trading Day that is not a Calculation Date pursuant to a Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with the counterparty on the Other ASR Transaction or an affiliate of such counterparty (or, following final settlement of the Other ASR Transaction, another financial institution), so long as, on any such Scheduled Trading Day, purchases under all such repurchase plans do not in the aggregate exceed 2.5% of the ADTV (as defined in Rule 10b-18(a)(1)) (any transaction described in clause (a) or this clause (b), a “Permitted OMR Transaction”), (c) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18) and (d) Counterparty or any “affiliated purchaser” may purchase Shares in (i) unsolicited transactions or (ii) privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), in the case of (c) and (d), without Dealer’s consent.
Nothing in this Section 7 will (x) limit the Counterparty’s ability, pursuant to its employee incentive plans or dividend reinvestment program, to reacquire Shares in connection with the related equity transactions, (y) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transaction or (z) limit Counterparty’s ability to grant stock, restricted stock units and options to “affiliated partners” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Counterparty’s compensation policies for directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with such purchase Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (collectively, and together with Permitted OMR Transactions and the Other ASR Transaction, “Permitted Purchases”).
8.Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)Counterparty agrees that it:
(i)will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and
(iii)shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.
(b)Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 6 above.
(c)Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party) Dealer shall, in good faith and in a commercially reasonable manner, make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period in order to take into account the effect of such an event on the Transactions.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act pursuant to which Dealer determines, in its reasonable discretion, that Dealer would be limited in purchasing Shares during the term of the relevant Transaction under Rule 10b-18 in the same manner that Rule 10b-18 would limit the Counterparty from purchasing Shares of its Common Stock under Rule 10b-18, other than, solely for purposes of this Section 8, any such transaction in which the consideration consists solely of cash and there is no valuation period.
Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Transaction shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 9 below).
9.Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustment, in a commercially reasonable manner, to the Transaction as the Calculation Agent determines appropriate, at such time as the Calculation Agent determines appropriate, to account for the economic effect on the Forward Price Adjustment Amount of such Acquisition Transaction Announcement in accordance with “Method of Adjustment” above.
(b)“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that, in the good faith, commercially reasonable judgment of the Calculation Agent, is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration, if it would be commercially reasonable to do so, the effect of such announcement on the Shares and/or options relating to the Shares) or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). The term “announcement” as used in the definition of Acquisition Transaction Announcement shall mean any public statement or announcement related to an Acquisition Transaction that is made by (x) Counterparty (or any affiliate thereof) or (y) any entity (or affiliate thereof) that is (or is reasonably expected to be) a party to such Acquisition Transaction.
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise); provided that, notwithstanding the foregoing, it shall not constitute an Acquisition Transaction if the relevant transaction or event is executed or to be executed solely between Counterparty and one or more of Counterparty’s subsidiaries, or between one or more subsidiaries of Counterparty and one or more of Counterparty’s other subsidiaries.
Any adjustment to the terms of any Transaction hereunder as a result of an Acquisition Transaction Announcement shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 8 above).
10.Acknowledgments. (a) The parties hereto intend for:
(i)each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)Counterparty acknowledges that:
(i)during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii)Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv)any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and
(v)each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
(c)Counterparty:
(i)is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and
(iii)will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.
11.Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
12.Set-off. (a) The parties agree to amend Section 6 of the Agreement by deleting Section 6(f) of the Agreement in its entirety, and replacing it with a new Section 6(f) thereto as follows:
“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).
Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”
    (b)    Notwithstanding anything to the contrary in the foregoing, Dealer agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.
13.Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
14.Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in a good faith and commercially reasonable manner (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date to fulfill its delivery obligations under this Section 14, provided that the purchase prices of Dealer reflect the prevailing market prices of the Shares or Alternative Delivery Property, as the case may be); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such election only if Counterparty represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.
15.Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines customary for transactions of this type) risk bid was used to determine loss. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 14, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable.
16.Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the price of the Shares on the Exchange on any Calculation Date falls below such Termination Price, and the Calculation Date on which the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.
17.Dealer Purchases. During any Relevant Period or, if applicable, Settlement Valuation Period, Dealer shall not purchase any Shares or enter into any transactions that, in whole or in part, have the effect of giving Dealer “long” economic exposure to the Shares in connection with any Transaction on any Exchange Business Day that is not a Calculation Date; provided that (a) Dealer shall be permitted on any day to exercise listed options relating to Shares or deliver or receive Shares upon exercise of listed options relating to Shares, in either case so long as such options were purchased or written in compliance with this sentence and (b) during the period (if any) from and including the Trade Date to, and including, the Exchange Business Day immediately following the Trade Date, Dealer shall be permitted to enter into commercially reasonable delta-neutral volatility hedging transactions with respect to the Transactions in a commercially reasonable manner so long as such transactions (with such transactions entered into with the same counterparty viewed in the aggregate) do not result in an immediate increase in Dealer’s net “long” exposure to the Shares on any Exchange Business Day.
18.Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).
19.Claim in Bankruptcy. Dealer acknowledges and agrees that this Master Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

20.Amendments to the Equity Definitions.
(a)Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the words “in the commercially reasonable judgment of the Calculation Agent, a material economic”; and (ii) adding the phrase “or such Transaction” at the end thereof;
(b)Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the words “a material economic” in the fifth line thereof, (ii) adding the phrase “or such Transaction” immediately following the word “Shares” in the sixth line thereof, (iii) replacing the words “dilutive or concentrative” in the sixth to last line thereof with “material economic”, and (iv) with respect to any Potential Adjustment Event under Sections 11.2(e)(ii)(B), (C) and (D), 11.2(e)(v), 11.2(e)(vi), or 11.2(e)(vii) only, deleting replacing the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” with the phrase “(and, for the avoidance of doubt, adjustments may be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)”; and
(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the words “in the commercially reasonable judgement of the Calculation Agent, a material economic” and (ii) adding the phrase “or the relevant Transaction” at the end thereof.
21.Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation, and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
22.Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.
23.Offices.
(a)The Office of Dealer for each Transaction is: 1585 Broadway, New York, New York 10036.
(b)The Office of Counterparty for each Transaction is: 2155 E. GoDaddy Way, Tempe, Arizona 85284.
24.Arbitration. The Agreement, this Master Confirmation and each Supplemental Confirmation are subject to the following arbitration provisions:
(a)    All parties to this Master Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.
(b)    Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.
(c)    The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.
(d)    The arbitrators do not have to explain the reason(s) for their award.
(e)    The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.
(f)    The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)    The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Master Confirmation.
Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before the FINRA Dispute Resolution (“FINRA-DR”), or, if the FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.
No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Master Confirmation except to the extent stated herein.
25. 2018 ISDA U.S. Resolution Stay Protocol.    The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.
    “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
26.Tax Matters.
(a)For purposes of Section 3(e) of the Agreement, Dealer and Counterparty each represent and warrant that, assuming the documentation contemplated by Section 26(b) is timely provided, it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Master Confirmation and each Transaction evidenced hereby.
(b)For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon reasonable request of Counterparty. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto)

upon execution of this Master Confirmation and shall provide a new form promptly upon reasonable request of Dealer.
(c)“Tax” as used in subsection (a) immediately above and Section 5(b) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected (A) on payments that are or may be treated as dividends from sources within the United States pursuant to Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any current or future regulations or official interpretations thereof (a “Section 871(m) Withholding Tax”) or (B) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, each of a Section 871(m) Withholding Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
27.Non-Confidentiality. Dealer and Counterparty hereby acknowledge and agree that each is authorized to disclose the tax structure and tax treatment of the transactions contemplated by this Master Confirmation and any Supplemental Confirmation hereunder to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
28.Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
[Signature pages follow.]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Yours faithfully,
MORGAN STANLEY & CO. LLC

By:	/s/ Darren McCarley
	Name:	Darren McCarley
	Title:	Managing Director
[Signature Page to Master Confirmation]

Agreed and Accepted By:
GODADDY INC.

By:	/s/ Mark McCaffrey
	Name:	Mark McCaffrey
	Title:	Chief Financial Officer
[Signature Page to Master Confirmation]

SCHEDULE A
SUPPLEMENTAL CONFIRMATION

To:	GoDaddy Inc. 2155 E. GoDaddy Way Tempe, Arizona 85284
From:	Morgan Stanley & Co. LLC 1585 Broadway, 4th Floor New York, NY 10036
Re:	Accelerated Stock Buyback
Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and GoDaddy Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February 14, 2022 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Calculation Period Start Date:	[ ][1]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	USD [ ]
Prepayment Date:	[ ]
Reserved Shares:	[ ]
Initial Shares:	[ ] Shares
Initial Share Delivery Date:	[ ]
Termination Price:	USD [ ] per Share
Additional Relevant Days:	The [ ] Calculation Dates immediately following the Calculation Period.
1 The first Calculation Period Start Date for either Dealer will be the second Exchange Business Day immediately following the Trade Date.
Schedule A-1

3.Calculation Dates:

1.	2.	3.
4.	5.	6.
7.	8.	9.
10.	11.	12.
13.	14.	15.
16.	17.	18.
19.	20.	21.
22.	23.	24.
25.	26.	27.
28.	29.	30.
31.	32.

4.Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (a) the four full calendar weeks immediately preceding the Trade Date or (b) during the calendar week in which the Trade Date occurs.
5.This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.
[Signature pages follow.]
Schedule A-2

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Yours sincerely,
MORGAN STANLEY & CO. LLC

By:
Name:
Title:

[Signature Page to Supplemental Confirmation]

Agreed and Accepted By:
GODADDY INC.

By:
Name:
Title:
[Signature Page to Supplemental Confirmation]

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:
Settlement Currency:    USD
Settlement Method Election:    Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Electing Party:    Counterparty
Settlement Method
Election Date:    The earlier of (i) the Scheduled Termination Date and (ii) the second Calculation Date immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Calculation Date), as the case may be.
Default Settlement Method:    Cash Settlement
Forward Cash Settlement
Amount:    The Number of Shares to be Delivered multiplied by the Settlement Price.
Settlement Price:    The average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period:    A number of Calculation Dates selected by Dealer as necessary to unwind its commercially reasonable Hedge Position with respect to the Transaction in a commercially reasonable manner, beginning on the Calculation Date immediately following the Termination Date. Dealer shall notify Counterparty of the last Calculation Date of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date.
Cash Settlement:    If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement
Payment Date:    The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Annex A-1

Net Share Settlement
Procedures:    If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2.Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall assume Dealer transacts in a commercially reasonable manner that reflects the prevailing market prices of such Shares and, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent in a good faith and commercially reasonable manner.
3.Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Dealer;
(c)as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry (provided that prior to receiving or being granted access to any such information, Dealer and any such agent may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation) and the results of such investigation are satisfactory to Dealer, in its discretion; and
(d)as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities for companies of a similar size in a similar industry, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by issuers similar to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such Dealer (or affiliate) or potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;
(c)as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by
Annex A-2

Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters (provided that the private placement agreement shall only require that the Counterparty use commercially reasonable efforts to provide customary opinions, accountants’ comfort letters, and lawyers’ negative assurance letters), and shall provide for the payment by Counterparty of all reasonable fees and actual, documented out-of-pocket expenses in connection with such resale, including all reasonable fees and actual, documented out-of-pocket expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of the parties reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer for companies of a similar size and in a similar industry.
5.Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD or in Shares, as elected by the Counterparty, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.
6.If the Calculation Agent determines in its commercially reasonable discretion that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares delivered in settlement of any Transaction be greater than the Reserved Shares for such Transaction. Counterparty represents and warrants (which shall be deemed to be repeated on each day that any Transaction is outstanding) that the number of Reserved Shares for any Transaction minus the aggregate number of Settlement Shares delivered in settlement of such Transaction (the “Capped Number”) is equal to or less than the number of Shares determined according to the following formula:
Annex A-3

A - B
Where    A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
    B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than such Transaction) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” for any Transaction shall be as set forth in the Supplemental Confirmation for such Transaction.
Annex A-4